EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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




                                       Three Months          Six Months
                                     Ended June 30,        Ended June 30,
                                     ----------------     ----------------
                                     1997       1996      1997       1996
                                     ------------------   ----------------
NET INCOME                        $  583,421  $  298,107 $1,126,599 $  557,963
                                  ==========  ========== ========== ==========
PRIMARY
Average shares outstanding         1,487,311   1,491,698  1,485,338  1,491,698

Net effect of dilutive stock
  options -- based on the
  treasury stock method using
  average market price               101,573      95,884    100,942     96,621
                                  ----------  ---------- ---------- ----------
TOTAL                              1,588,884   1,587,582  1,586,280  1,588,319
                                  ==========  ========== ========== ==========
PER SHARE AMOUNT                      $0.34      $0.19     $0.71      $0.35
                                  ==========  ========== ========== ==========
FULLY DILUTED
Average shares outstanding         1,487,311   1,491,698  1,485,338  1,491,698

Net effect of dilutive stock
  options--based on the
  treasury stock method using the
  period-end market price, if it
  is dilutive more than 3%.          102,948      95,884    102,948     96,621
                                  ----------  ---------- ---------- ----------
TOTAL                              1,590,259   1,587,582  1,588,286  1,588,319
                                  ==========  ========== ========== ==========
PER SHARE AMOUNT                      $0.34      $0.19     $0.71      $0.35
                                  ==========  ========== ========== ==========
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